Exhibit 99.1

NV5 ACQUIRES PROGRAM MANAGEMENT CONSULTING FIRM, JOSLIN, LESSER & ASSOCIATES, INC.

Hollywood, FL – February 2, 2015 – NV5 Holdings, Inc. (the “Company” or “NV5”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, has acquired Joslin, Lesser & Associates, Inc. (JLA), a program management and owner’s representation consulting firm that primarily services government owned facilities and public K through 12 school districts in the Boston, MA area. JLA’s staff includes 30 professionals with annualized revenues approaching $10 million.

The acquisition was made with a combination of cash, notes and stock and will be immediately accretive to NV5’s earnings.

“We are pleased to add JLA to the NV5 team. The acquisition of JLA is an exciting opportunity for NV5 to expand our presence in a major metropolitan area in the northeast and further add to our public and governmental client base,” said Dickerson Wright, P.E., Chairman and CEO of NV5. “JLA has a distinguished history of managing public capital improvement projects and shares NV5’s commitment to providing clients the highest quality program management services possible. JLA will make a great addition to our program management vertical.”

Stuart Lesser, President of JLA commented, “Our decision to join NV5 was primarily due to their excellent track record in developing key niches in their program management vertical and a philosophy of creating unparalleled service to their clients. We believe now with NV5 we have a unique opportunity to increase our presence in the northeast United States. We welcome the opportunity to be a part of the NV5 team.”

About Joslin, Lesser & Associates, Inc.

Before founding JLA in 1983, Stuart Lesser was Chief of the Commonwealth of Massachusetts Division of Capital Planning and Operations (DCPO) and presided over the state’s $600 million Capital Development Program. Prior to his role as Head of DCPO, Mr. Lesser was Chief Architect for the City of Boston’s Public Facilities Department. Mr. Lesser was a Loeb Fellow in Advanced Environmental Science at Harvard University and is a member of the American Institute of Architects.

For more than 30 years JLA has been a leader in the project management industry. JLA’s team of architects, engineers and senior construction professionals are experts in strategic planning, programming, design, construction, procuring furniture, fixtures and equipment, and relocation logistics. JLA possesses the knowledge and expertise necessary to mitigate all issues that arise during planning, design, construction and delivery. In-depth understanding of owner requirements, building code requirements, state and local regulations, delivery methods and contract administration has resulted in JLA’s successful legacy managing more than $1.5 billion in projects.

About NV5

NV5 Holdings, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, energy, program management and environmental solutions. The Company operates 29 offices in California, Colorado, Utah, Florida, Pennsylvania, Massachusetts, New Jersey and Ohio and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the acquisition being accretive to NV5’s earnings. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contacts:

NV5 Holdings, Inc.

Richard Tong

Tel: +1-954-495-2114
Lauren Wright
Tel: +1-408-392-7233
ir@nv5.com